THE JAMES FUNDS AMENDMENT NO. 1

                       AGREEMENT AND DECLARATION OF TRUST


1. Pursuant to Sections 7.3 and 1.1 of the Agreement and Declaration of Trust of The James Funds (the "Trust") and effective upon the execution of this document, the undersigned, being the sole trustee of the Trust hereby changes the name of the Trust to "The James Advantage Funds".

2. Pursuant to Sections 7.3 and 4.1 of the Agreement and Declaration of Trust of the Trust and effective upon execution of this document, the undersigned, being the sole trustee of the Trust hereby changes the name of the "James Balanced Fund" series to the "James Rainbow Fund." The relative rights and preferences of the series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of the Trust.

3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust.


                                             /S/
                                            Barry Ray James

Date:  September 22, 1997